Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Second Quarter 2017 Results

Second Quarter 2017 Revenues up 21.9%; Backlog up 23.5% from March 31, 2017

Conference Call Scheduled for 9:00am ET Tuesday August 15, 2017

PITTSBURGH, PA. – August 14, 2017 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended June 30, 2017. Revenues increased 21.9% versus the prior year period to $117.8 million in the second quarter of 2017. Construction segment revenue of $96.2 million grew 24.4% from the prior year quarter while Service segment revenues rose 11.9%.

Other key financial highlights of the quarter included:

•	Diluted EPS was $0.05 during the quarter. Excluding the impact of certain non-recurring 2016 audit expenses, diluted EPS would have been $0.10.
•	Gross margin was 13.2%, compared with 12.0% in the first quarter of 2017. This continued the trend seen last quarter of improving project mix in the Construction segment coupled with higher-margin Service segment revenues, which continue to increase.
•	Year over year Construction segment revenue growth of 24.4%, led by the Michigan, New England and Mid-Atlantic branches.
•	Net income was $0.4 million, compared to net income of $2.0 million for the prior year quarter in which the Company operated as a private business and thus incurred no public company expenses.
•	Revenues were split 81.7%/18.3% between Construction and Service segments.
•	Combined Construction and Service Backlog stands at a record $513.8 million with booked gross margin up 10% over June 30, 2016.
•	Maintenance Base grew by 10% in the first 6 months of the year to $12.2 million.
•	Combined Construction and Service sales pipeline stands at $3.1 billion compared to $2.4 billion at December 31, 2016.

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “The second quarter of 2017 saw Limbach continue growing in excess of the broader non-residential construction market while a sharp uptick in backlog sets the stage for that growth to continue into 2018. Our Construction segment revenues were up 24.4% in the quarter versus last year’s period while our Service segment grew 11.9%. Our overall backlog is now over half a billion dollars, at $513.8 million, representing growth of 23.5% from March 31, 2017. That impressive growth gives us good confidence in achieving our financial objectives for 2017, while also giving us a nice head-start on 2018. We have also realized a 10% growth in margin within our backlog over the same period last year, which will lead to improving gross margin.”

Limbach Holdings, Inc. August 14, 2017	Page 2

Mr. Bacon continued, “Within our Service segment we continue to see strong demand for our direct to owner offerings, as evidenced by a large maintenance contract we secured with the University of Southern California (“USC”), a project on which we completed construction earlier this year. This type of ‘end to end’ opportunity, where we provide both the Construction and Service work for a building, is strong affirmation that building owners recognize the quality work and value we provide. As our design-assist and design-build win rates continue to drive sales, we also expect to deepen our relationships with building owners and to achieve further success similar to our experience at USC. I should also note the general contractor in the USC project, Hathaway Dinwiddie, awarded us two other major projects in Los Angeles after completing the USC project. This is a great example of achieving our company vision of being 1st Choice with both a major building owner and a substantial regional general contractor. Additionally, I want to note that our engineering group, Limbach Engineering and Design Services, (LEDS) continues to separate us from the competition. These services are becoming a disruptor in the industry. Our engineering approach is allowing us to outpace the market with our growth and gain more regional market share."

Second Quarter Highlights

Revenues

Second quarter 2017 revenues of $117.8 million were up 21.9% versus $96.6 million for the prior year period, led by Construction segment growth of 24.4%. Service segment revenues were also up solidly, with growth of 11.9% versus the prior year period. As a percentage of revenues, Construction represented 81.7% while Service provided the remaining 18.3%.

Gross Margin

Gross margin for the second quarter of 2017 was 13.2%, up from 12.0% for the first quarter of 2017, although down from 13.6% in the second quarter of 2016. On a dollar basis, gross profit in the first quarter was $15.5 million, compared with $13.2 million for the prior year period. Project mix in the Construction segment was the largest driver of improved margins, aided by higher-margin Service work. In addition, work on a large, lower-margin project that the Company has previously discussed is nearing completion. As a result, this project accounted for a lower proportion of Construction segment revenues in the quarter. Construction segment gross margin was 11.4% in the second quarter of 2017, up from 9.8% in the first quarter of 2017, although down slightly from 11.6% in the second quarter of 2016. Service segment gross margin decreased modestly to 21.1% in the second quarter of 2017, versus 21.9% in the year-ago period due to continued wins of larger-dollar, lower-margin owner direct projects.

Operating Income

The Company reported operating income of $1.7 million compared to operating income of $2.9 million for the prior year period. The decline in operating income was due primarily to increased Selling, General and Administrative expenses, including those driven by the Company’s public listing that were not present in the year-ago period. Second quarter 2017 Selling, General and Administrative expense increased to $12.8 million from $10.3 million in the second quarter of 2016. Compared with the first quarter of 2017, Selling, General and Administrative expense declined $1.8 million from $14.6 million due to the reduction of non-recurring expenses tied to the Company’s 2016 audit. During the quarter, these non-recurring 2016 audit expenses totaled $0.6 million. As a percentage of total revenue, second quarter 2017 SG&A accounted for 10.9% compared with 10.6% of total revenue in the second quarter of 2016. Without the non-recurring audit expenses, SG&A would have been 10.4% of total revenue.

Limbach Holdings, Inc. August 14, 2017	Page 3

Six Month Highlights

Revenues

Year to date 2017 revenues of $233.0 million were up 19.8% versus $194.5 million for the prior year period, led by Service segment growth of 27.7%. Construction segment revenues also featured solid growth of 18.1% versus the prior year period. As a percentage of revenues, Construction represented 80.5% while Service provided the remaining 19.5%.

Gross Margin

Gross margin for the six months to date in 2017 was 12.6% versus 13.0% for the first half of 2016. On a dollar basis, gross profit in the 2017 six-month period was $29.3 million, compared with $25.3 million for the prior year period. Year to date gross margin in 2017 decreased slightly versus the prior year due primarily to a single, large project which carries a lower margin profile than average. Construction segment gross margin was 10.6% in the first six months of 2017, down from 11.1% in the same period a year ago. Service segment gross margin decreased to 20.7% in the year to date, versus 21.6% in the year-ago period due to continued wins of larger-dollar, lower-margin owner direct projects.

Operating Income

For the first six months of 2017, the Company reported an operating loss of $71,000 compared to operating income of $5.2 million for the prior year period. The decline in operating income was due primarily to increased Selling, General and Administrative expenses, including those driven by the Company’s public listing that were not present in the year-ago period. Year to date 2017 Selling, General and Administrative expense increased to $27.4 million from $20.1 million in the first half of 2016. As a percentage of total revenue, 2017 year to date SG&A accounted for 11.7% compared with 10.3% of total revenue in the same period of 2016. For the first six months of 2017, we incurred a total of $1.7 million of non-recurring expense. Excluding these expenses, our SG&A expense accounted for 11.0% of first half revenue. The Company also recorded $2.0 million of intangible amortization expense in the first half of 2017, versus no such expense in the prior year period.

Backlog

Aggregate backlog at the end of the second quarter was $513.8 million, an increase of 18.3% compared with $434.3 million at December 31, 2016. Backlog as of June 30, 2017 was also up 23.5% from the level at March 31, 2017. As noted in the Q1 2017 earnings report, the Company had a number of projects which had been awarded but were awaiting firm construction values, at which time the Company formally takes projects into backlog. This process is a routine aspect of design build/design assist contracts, which constitute a growing portion of the Company’s business. The Company has commitments for new contracts of another $72.0 million that will be booked once firm fix prices are established.

Within the aggregate backlog figures, Construction backlog at June 30, 2017 was $469.3 million, an increase of 20.3% from $390.2 million at December 31, 2016. The Company expects approximately 47% of total backlog to be converted to revenues within the current fiscal year. In addition, Service backlog at June 30, 2017 was $44.5 million compared to $44.1 million as of December 31, 2016, an increase of 1.0%.

Balance Sheet

At June 30, 2017, the Company had current assets of $137.4 million and current liabilities of $110.2 million, representing a current ratio of 1.25x. Working capital was $27.1 million at June 30, 2017, a decrease of $1.3 million or 4.7% from December 31, 2016. Long-term debt, net of the current portion, was $18.1 million at June 30, 2017, down from both $21.5 million at December 31, 2016 and $26.8 million at March 31, 2017.

Limbach Holdings, Inc. August 14, 2017	Page 4

2017 Guidance

The Company is reaffirming its previously issued revenue and Adjusted EBITDA guidance for 2017:

FY 2017 Estimate
Revenues	$460 - $480 million
Adjusted EBITDA	$18 – 20 million

With respect to projected fiscal 2017 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call Details

Date: Tuesday, August 15, 2017

Time: 9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (866) 604-1698

International callers: (201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q2-2017. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. August 14, 2017	Page 5

	LIMBACH HOLDINGS, INC.
	Condensed Consolidated Statements of Operations
	(Unaudited)
	Successor	Predecessor	Successor	Predecessor
	Three months ended June 30,		Six months ended June 30,
(in thousands, except share data and per share data)	2017	2016	2017	2016
Revenue	$117,838	$96,648	$233,028	$194,467
Cost of revenue	102,300	83,462	203,722	169,140
Gross profit	15,538	13,186	29,306	25,327
Operating expenses:
Selling, general and administrative expenses	12,787	10,277	27,353	20,118
Amortization of intangibles	1,016	-	2,024	-
Total operating expenses	13,803	10,277	29,377	20,118
Operating income (loss)	1,735	2,909	(71)	5,209
Other income (expenses):
Interest income (expense), net	(563)	(884)	(1,017)	(1,719)
(Loss) on disposition of property and equipment	(99)	(7)	(136)	(3)
Total other expenses	(662)	(891)	(1,153)	(1,722)
Income (loss) before income taxes	1,073	2,018	(1,224)	3,487
Income tax (expense) benefit	(404)	-	679	-
Net income (loss)	669	2,018	(545)	3,487
Dividends on cumulative redeemable convertible preferred stock	244	-	482	-
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$425		$(1,027)
Net income attributable to Limbach Holdings LLC member unit holders		$2,018		$3,487
Successor EPS
Basic earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$0.06		$(0.14)
Diluted earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$0.05		$(0.14)
Weighted average number of shares outstanding:
Basic	7,454,564		7,454,528
Diluted	7,795,484		7,454,528

Limbach Holdings, Inc. August 14, 2017	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	Successor
(in thousands, except share data)	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$685	$7,406
Restricted cash	113	113
Accounts receivable - trade, net	102,509	113,972
Costs and estimated earnings in excess of billings on uncompleted contracts	30,119	31,959
Other current assets	3,941	1,733
Total current assets	137,367	155,183
Property and equipment, net of accumulated depreciation of $5.9 million and $2.6 million at June 30, 2017 and December 31, 2016, respectively	17,438	18,541
Intangible assets, net	15,783	17,807
Goodwill	10,488	10,488
Deferred tax asset	4,947	4,268
Other assets	527	588
Total assets	$186,550	$206,875

LIABILITIES
Current liabilities:
Current portion of long-term debt	$5,390	$4,476
Accounts payable, including retainage	45,833	57,034
Billing in excess of costs and estimated earnings on uncompleted contracts	30,203	39,190
Accrued expenses and other current liabilities	28,819	26,029
Total current liabilities	110,245	126,729
Long-term debt, net of current portion and debt issuance costs	18,110	21,507
Other long-term liabilities	914	817
Total liabilities	129,269	149,053
Commitments and contingencies	-	-
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, 400,000 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively ($10,780 and $10,365 redemption value at June 30, 2017 and December 31, 2016, respectively)	10,860	10,374
STOCKHOLDERS' EQUITY AND MEMBERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,454,602 issued and outstanding at June 30, 2017 and 7,454,491 at December 31, 2016	1	1
Additional paid-in capital	55,162	55,162
Accumulated deficit	(8,742)	(7,715)
Total stockholders' equity	46,421	47,448
Total liabilities and stockholders' equity	$186,550	$206,875

Limbach Holdings, Inc. August 14, 2017	Page 7

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
(in thousands)	Six months ended June 30,
Cash flows from operating activities:	2017	2016
Net income (loss)	$(545)	$3,487
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,359	1,433
Allowance for doubtful accounts	245	48
Capitalized deferred interest on subordinated debt	-	1,234
Amortization of debt issuance costs	90	-
Deferred income tax provision	(679)	-
Accretion of preferred stock discount to redemption value	4	-
(Gain) loss on disposition of property and equipment	136	3
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	11,218	(6,813)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	1,840	(2,439)
(Increase) decrease in other current assets	(72)	(493)
(Increase) decrease in other assets	-	(39)
Increase (decrease) in accounts payable	(11,201)	(3,006)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(8,987)	9,814
Increase (decrease) in accrued expenses and other current liabilities	2,789	(2,389)
Increase (decrease) in other long-term liabilities	97	245
Net cash provided by operating activities	294	1,085
Cash flows from investing activities:
Proceeds from sale of property and equipment	7	7
Purchase of property and equipment	(1,656)	(1,662)
Net cash used in investing activities	(1,649)	(1,655)
Cash flows from financing activities:
Proceeds from revolving credit facility	-	55,611
Payments on revolving credit facility	-	(57,611)
Payments Credit Agreement term loan	(3,365)	-
Proceeds from Credit Agreement revolver	44,553	-
Payments on Credit Agreement revolver	(44,553)	-
Payments on term loan	(33)	(1,038)
Payments on financed insurance premium	(1,164)	-
Payment of distributions	-	(162)
Payment on capital leases	(804)	(650)
Net cash used in financing activities	(5,366)	(3,850)
Decrease in cash and cash equivalents	(6,721)	(4,420)
Cash and cash equivalents, beginning of period, Limbach Holdings, Inc.	7,406	-
Cash and cash equivalents, beginning of period, Limbach Holdings LLC	-	6,107
Cash and cash equivalents, end of period	$685	$1,687
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired with capital leases	$718	$873
Financed insurance premium	$2,135	$-
Interest paid	$927	$512

Limbach Holdings, Inc. August 14, 2017	Page 8

LIMBACH HOLDINGS, INC.

Operating Results by Segment

(Unaudited)

	Successor	Predecessor
	Three months ended June 30,		Increase/
(amounts in thousands except for percentages)	2017	2016	(Decrease)
	($)	($)	$	%
Revenue:
Construction	$96,221	$77,329	$18,892	24.4%
Service	21,617	19,319	2,298	11.9%
Total revenue	117,838	96,648	21,190	21.9%

Cost of revenue
Construction	85,242	68,376	16,866	24.7%
Service	17,058	15,086	1,972	13.1%
Total cost of revenue	102,300	83,462	18,838	22.6%

Gross profit:
Construction	10,979	8,953	2,026	22.6%
Service	4,559	4,233	326	7.7%
Total gross profit	15,538	13,186	2,352	17.8%

Selling, general and administrative expenses:
Construction	5,172	5,168	4	0.1%
Service	3,551	2,841	710	25.0%
Corporate	4,064	2,268	1,796	79.2%
Total selling, general and administrative expenses	12,787	10,277	2,510	24.4%

Amortization of intangibles	1,016	-	1,016	100.0%

Operating income (loss):
Construction	5,807	3,785	2,022	53.4%
Service	1,008	1,392	(384)	-27.6%
Corporate	(5,080)	(2,268)	(2,812)	-124.0%
Operating income (loss)	$1,735	$2,909	$(1,174)	-40.4%

Limbach Holdings, Inc. August 14, 2017	Page 9

LIMBACH HOLDINGS, INC.

Operating Results by Segment

  (Unaudited)

	Successor	Predecessor
	Six months ended June 30,		Increase/
(amounts in thousands except for percentages)	2017	2016	(Decrease)
	($)	($)	$	%
Revenue:
Construction	$187,686	$158,949	$28,737	18.1%
Service	45,342	35,518	9,824	27.7%
Total revenue	233,028	194,467	38,561	19.8%

Cost of revenue
Construction	167,758	141,288	26,470	18.7%
Service	35,964	27,852	8,112	29.1%
Total cost of revenue	203,722	169,140	34,582	20.4%

Gross profit:
Construction	19,928	17,661	2,267	12.8%
Service	9,378	7,666	1,712	22.3%
Total gross profit	29,306	25,327	3,979	15.7%

Selling, general and administrative expenses:
Construction	12,453	10,531	1,922	18.3%
Service	7,002	5,743	1,259	21.9%
Corporate	7,898	3,844	4,054	105.5%
Total selling, general and administrative expenses	27,353	20,118	7,235	36.0%

Amortization of intangibles	2,024	-	2,024	100.0%

Operating income (loss):
Construction	7,475	7,130	345	4.8%
Service	2,376	1,923	453	23.6%
Corporate	(9,922)	(3,844)	(6,078)	-158.1%
Operating income (loss)	$(71)	$5,209	$(5,280)	-101.4%

Limbach Holdings, Inc. August 14, 2017	Page 10

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash expenses or expenses that are unusual or non-recurring. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Successor	Predecessor	Successor	Predecessor
	Three months ended June 30,		Six months ended June 30,
(in thousands)	2017	2016	2017	2016
Net income (loss)	$425	$2,018	$(1,027)	$3,487

Adjustments:
Depreciation and amortization	2,713	739	5,359	1,433
Interest expense	563	884	1,017	1,719
Income tax expense (benefit)	404	-	(679)	-
Adjusted EBITDA	$4,105	$3,641	$4,670	$6,639

Limbach Holdings, Inc. August 14, 2017	Page 11

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Limbach Holdings, Inc. August 14, 2017	Page 12

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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